EXHIBIT 11




        STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
        ------------------------------------------------
            (in thousands, except per share amounts)


                                      Three Months Ended   Nine Months Ended
                                         September 30         September 30
                                      -----------------    -----------------
                                        1999      1998       1999      1998
                                      -----------------    -----------------
Net income                            $16,977   $15,915    $47,175   $41,800
                                      =================    =================

Average common shares outstanding      47,464    47,658     47,389    47,786

Common stock equivalents (1)              277       188        259       269
                                      -----------------    -----------------
Diluted shares outstanding             47,741    47,846     47,648    48,055
                                      =================    =================

Earnings per share                    $   .36   $   .33    $  1.00   $   .87
                                      =================    =================

Diluted earnings per share            $   .36   $   .33    $   .99   $   .87
                                      =================    =================


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.